[redacted]

The printed portions of this form, except differentiated additions, have been approved by the Colorado Real Estate Commission. (AE41-6-21) (Mandatory 1-22)

THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING.

AGREEMENT TO AMEND/EXTEND CONTRACT

Date: *5/10/2022*

1. This agreement amends the contract dated *5/7/2022* (Contract) between [redacted] (Seller) and ***Arrived Holdings, Inc.*** (Buyer) relating to the sale and purchase of the following legally described real estate in the County of ***Adams***, Colorado (insert legal description):

[redacted]

known as: ***10803 Sedalia Circle, Commerce City, CO 80022*** (Property).

NOTE: If the table is omitted, or if any item is left blank or is marked in the "No Change" column, it means no change to the corresponding provision of the Contract. If any item is marked in the "Deleted" column, it means that the corresponding provision of the Contract to which reference is made is deleted.

2. § 3.1. Dates and Deadlines. [Omitted as inapplicable]

3. Other dates or deadlines set forth in the Contract are changed as follows:

4. Additional amendments:

Seller acknowledges that this contract will be assigned to [redacted]

All other terms and conditions of the Contract remain the same.

This proposal expires unless accepted in writing by Seller and Buyer as evidenced by their signatures below and the offering party to this document receives notice of such acceptance on or before .

Date Time

Karen E Garza
____________________________________ Date: *5/10/2022*
Seller: [redacted]

Andrez D Garza
____________________________________ Date: *5/10/2022*
Seller: [redacted]

Initials ____________________________________

[redacted] Date: *5/10/2022*

Buyer: ***Arrived Holdings, Inc.***

By: [redacted], VP of Investments

Buyer: ____ Date: ____________

Address:

____

AE41-6-21. AGREEMENT TO AMEND/EXTEND CONTRACT

Initials ______________________________